Exhibit 99.4

EXECUTION VERSION

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

TEAL SEA HOLDING CORP.

EXCHANGEABLE NOTE

US$36,000,000	October 12, 2021

FOR VALUE RECEIVED, the undersigned, Teal Sea Holding Corp., an exempted company organized under the laws of Cayman Islands whose registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Issuer”), hereby promises to pay, subject to the terms and conditions of this Exchangeable Note (this “Note”), to PAG Growth Lynx Holding (BVI) Limited (together with any assignee, the “Holder”), the principal amount of US$36 million (the “Total Principal Amount”).

This Note is issued pursuant to, and in accordance with, the Securities Purchase Agreement, dated July 5, 2021 by and among the Issuer, the Company, the Major Shareholders, the Management Parties, the Holder and certain other parties thereto (as amended, supplemented or modified from time to time, the “Securities Purchase Agreement”). The Holder is entitled to the benefits of this Note and the Securities Purchase Agreement and, subject to the terms and conditions set forth herein and therein, may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto.

SECTION 1

INTEREST

1.1	Interest.

(a)

The Holder shall be entitled to interest that accrues at the rate of three percent (3%) per annum on the outstanding principal amount of this Note (“Interest”), due and payable in cash by the Issuer in arrears on a semi-annual basis from the Original Note Issuance Date (payable on each six (6) month anniversary date or, if it is not a Business Day, on the next Business Day), to but excluding the date on which the entire principal amount of this Note has been redeemed or exchanged in accordance with the terms hereof. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

(b)

Upon any Exchange (as defined below) of all or any portion of the Total Principal Amount pursuant to Section 3, all accrued and unpaid Interest thereon shall be paid within five Business Days after such Exchange.

SECTION 2

REDEMPTION

2.1	Mandatory Redemption.

(a)

On the Maturity Date, unless the entire principal amount of this Note has been redeemed or exchanged in accordance with the terms hereof, the Issuer shall redeem all of the remaining principal amount of this Note at a price equal to the remaining principal amount of this Note plus an amount that would yield an Internal Rate of Return of fifteen percent (15%) per annum on such principal amount (the “Maturity Redemption Price”).

(b)

The “Maturity Date” means December 31, 2024; or if extended at the option of the Holder by serving a written notice to the Issuer on or prior to such date, December 31, 2025; or if further extended at the option of the Holder by serving a written notice to the Issuer on or prior to such extended date, December 31, 2026.

2.2	Optional Redemption.

(a)

Upon occurrence of an Incompletion Trigger Event, the Holder may elect to require the Issuer to redeem all or any portion of the outstanding principal amount of this Note at a price equal to such principal amount plus an amount that would yield an Internal Rate of Return of fifteen percent (15%) per annum on such principal amount (the “Incompletion Redemption Price”).

(b)

If the Rollover Transactions (as defined in the Securities Purchase Agreement) are not completed pursuant to the Securities Purchase Agreement prior to a date (the “Optional Redemption Trigger Date”) that is six (6) months after the First Completion Date (as defined in the Securities Purchase Agreement), the Holder may elect to require the Issuer to redeem all or any portion of the outstanding principal amount of this Note at a price equal to such principal amount plus an amount that would yield an Internal Rate of Return of fifteen percent (15%) per annum on such principal amount (the “Initial Special Redemption Price”). If PAG does not complete the investment under the investment option contemplated under Section 5.19 of the Securities Holders’ Agreement, the Issuer shall pay the Holder an additional amount that would yield an additional Internal Rate of Return of nine percent (9%) per annum on the redeemed principal amount from the Original Note Issuance Date to the Optional Redemption Trigger Date (the “Additional Special Redemption Price”, together with the Initial Special Redemption Price, the “Special Redemption Price”).

(c)

Upon occurrence of any Event of Default, the Holder may elect to require the Issuer to redeem all or any portion of the outstanding principal amount of this Note at a price equal to such principal amount plus an amount that would yield an Internal Rate of Return of fifteen percent (15%) per annum on such principal amount (the “Event of Default Redemption Price”, together with the Maturity Redemption Price, the Incompletion Redemption Price and the Special Redemption Price, the “Redemption Price”, as applicable), provided that if the Event of Default is a Change of Control Event, the Event of Default Redemption Price shall be equal to the greater of (i) an amount that would yield an Internal Rate of Return of fifteen percent (15%) per annum on such principal amount, and (ii) the amount that the Holder would have received if the Rollover Transactions have been completed and such principal amount of the Note is exchanged into Exchange Shares and such Exchange Shares are converted into Ordinary Shares and the total consideration that is paid or payable to holders of Equity Securities in the Company in connection with the Change of Control Event is paid and distributed to them on a pro rata and as-converted basis.

2.3	Redemption Notice.

(a)

The Holder may exercise its redemption right under Section 2.2 by delivering a notice in writing for payment of the applicable Redemption Price (such notice to be in the form of Appendix A attached hereto, a “Redemption Notice”) to the Issuer.

(b)

The Issuer shall pay the Holder the applicable Redemption Price on or prior to the forty-fifth (45th) day (or such later date as may be agreed to by the Holder in writing) (the “Redemption Price Payment Date”) after delivery of a Redemption Notice (as applicable).

2.4

Default Interest. If any Interest or Redemption Price is not paid in full by the relevant due date under this Note, any unpaid amount shall accrue interest at the rate of eighteen percent (18%) per annum, commencing from (and including) such due date to (but excluding) the date such amount plus accrued interest thereon is paid in full.

SECTION 3

EXCHANGE

3.1

Automatic Exchange. Upon completion of subscription of Preferred Shares by the Holder in accordance with the Securities Purchase Agreement, the outstanding principal amount of this Note shall be automatically exchanged into such number of fully-paid and non-assessable Series A convertible preferred shares of the Company, par value of US$0.0001 each (“Preferred Shares”) that represent twelve percent (12%) (or if the outstanding principal amount of this Note is a portion of the Total Principal Amount, such portion of 12%) of the total issued shares of the Company outstanding at the time of the exchange on a fully diluted basis (the “Automatic Exchange”).

3.2

Optional Exchange. The Holder shall have the right, but not the obligation, exercisable at any time on or prior to the Maturity Date, to exchange all or a portion of the outstanding principal amount of this Note, into such number of Preferred Shares that represent twelve percent (12%) (or if the principal amount of this Note being exchanged is a portion of the Total Principal Amount, such portion of 12%) of the total issued shares of the Company outstanding at the time of the exchange on a fully diluted basis (each, an “Optional Exchange”, together with the Automatic Exchange, an “Exchange”). A “fully-diluted basis” means that the number of the total issued shares of the Company outstanding shall be calculated assuming that all outstanding options, warrants and other equity securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged (excluding Ordinary Shares issuable under the New ESOP).

3.3	Exchange Procedures.

(a)

The exchange rights set forth in Section 3.1 shall be exercised by the Holder by delivering a written notice in the form of Appendix B attached hereto (each, an “Exchange Notice”) to the Issuer and the Company at the address of the Issuer and the Company set forth in Section 10 of the Securities Purchase Agreement (as the same may be updated from time to time in accordance with the terms of the Securities Purchase Agreement). This Note shall be delivered to the Issuer and the Company together with or promptly after the delivery of the Exchange Notice for cancellation.

(b)

The Company shall, and the Issuer shall cause the Company to, promptly after occurrence of the Automatic Exchange or receipt of an Exchange Notice and in any event no later than five (5) Business Days after completion of any know-your-client procedure required by the registered office provider of the Company, issue the Exchange Shares to the Holder (or its designee) and update the Register of Members of the Company to reflect such issuance and deliver a scanned copy of the share certificate evidencing such issuance to the Holder (or its designee), with the original share certificate to be delivered to the Holder (or its designee) within five (5) Business Days thereafter. All rights with respect to this Note (or any portion thereof) so exchanged shall terminate upon completion of such update of the Register of Members of the Company. The issuance by the Company of the Exchange Shares to the Holder (or its designee) upon exchange of all or a portion of the principal amount this Note shall be deemed as conversion of the same principal amount of the Issuer Loan (as defined in the Securities Purchase Agreement) into the Exchange Shares and immediate transfer of the Exchange Shares to the Holder (or its designee). The Issuer and the Company agree that any principal amount of the Issuer Loan shall not be repaid unless a corresponding principal amount of this Note is redeemed and in any event any repayment of the Issuer Loan shall not affect the Holder’s right to receive Exchange Shares in an Exchange.

(c)	The Company shall, and the Issuer shall cause the Company to, take all actions and execute all documents necessary to effect the issuance of Exchange Shares to the Holder (or its designee).

(d)

To the extent that only a portion of this Note is exchanged, the Issuer shall deliver to the Holder a replacement Note reflecting the remaining portion of the principal amount of the Note along with the issuance of Exchange Shares.

3.4

Fractional Shares. No fractional Preferred Shares shall be transferred upon exchange of this Note. Any portion of the principal amount of this Note requested by the Holder to be exchanged into Preferred Shares in accordance with Section 3.1 that would have resulted in a fractional share would not be utilized for exchange and shall be treated as the remaining outstanding principal amount of the Note.

3.5

Availability of Preferred Shares. The Issuer shall cause the Company to maintain the maximum number of authorized but unissued Preferred Shares into which this Note is exchangeable. The Issuer represents and warrants that all Exchange Shares, once issued to the Holder or its designee(s), shall be validly issued, fully paid and non-accessible, and the Holder or its designee(s), as applicable, shall have valid legal and beneficial ownership of such shares, free and clear of all Encumbrances other than the Encumbrances created by the Holder to its lender or any third party or pursuant to the Securities Holders’ Agreement.

3.6

Anti-dilution Adjustments. If the Company shall, at any time or from time to time prior to an exchange of this Note (or any portion thereof), issue or sell any Preferred Shares or Preferred Share Equivalents, at a price per Preferred Share (the “New Issue Price”) that is less than the effective exchange price per Preferred Share issued in an Exchange, treating the price per Preferred Share, in the case of the issuance of any Preferred Share Equivalent, as equal to (x) the sum of the price for such Preferred Share Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Preferred Share Equivalent divided by (y) the number of Preferred Shares initially underlying such Preferred Shares Equivalent, then, and in each such case, the number of Exchange Shares issued in an Exchange shall be  increased such that the effective exchange price per Preferred Share shall equal to the New Issue Price.

3.7

Reorganization, Reclassification. In case of any merger, amalgamation, arrangement or consolidation of the Company or any capital reorganization, reclassification or other change of outstanding Preferred Shares (each, a “Transaction”), the Issuer shall execute and deliver to the Holder, not later than the earlier of ten (10) Business Days prior to the completion of such Transaction and five (5) Business Days prior to the record date for shareholders of the Company entitled to participate in such Transaction, a certificate, signed by a director of the Company, stating that the rights of the Holder under this Note shall continue to be recognized and not prejudiced by the Transaction and appropriate provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 3.7 shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 3.6. The provisions of this Section 3.7 and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

SECTION 4

COVENANTS

4.1

Covenants. The Issuer covenants to the Holder that, from the date hereof until (i) the entire principal amount of this Note and any other amounts payable in relation to this Note have been paid and received pursuant to Section 2 above, and/or (ii) all remaining outstanding principal amount of the Note are exchanged pursuant to Section 3.1 or Section 3.2 in full, the Issuer shall:

(a)	punctually pay the principal and/or any interest payable on this Note, and any other amount due and payable under this Note in the manner specified in this Note;

(b)	give written notice to the Holder of any Event of Default (as defined below) promptly upon the occurrence thereof; and

(c)

execute and deliver, or cause to be executed and delivered, upon the request of the Holder and at the  Issuer’s expense, such additional documents, instruments and agreements as the Holder may determine to be necessary to carry out the provisions of this Note and the Securities Purchase Agreement and the transactions and actions contemplated hereunder and thereunder.

4.2

Corporate Actions. The Issuer shall cause the Company and the other Group Members not to, without the prior written consent of the Holder, take or agree to take any actions set forth in Schedule 2 of the Securities Holders’ Agreement.

SECTION 5

EVENTS OF DEFAULT

5.1	Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)

the Company fails to pay any principal of or interest on this Note, or any other amount which is payable hereunder, when due in accordance with the terms hereof and such default shall not have been cured within five (5) Business Days after the Issuer is notified in writing of such default by the Holder;

(b)

any Warrantor, any Guarantor or any Group Member defaults in the observance or performance of any other covenant, condition or agreement contained in the Securities Holders’ Agreement or any other Basic Document in any material respect, and such default is not curable, or if curable, shall have not been cured within thirty (30) days after the Issuer is notified in writing of such default by the Holder;

(c)

any other representation, warranty, certification or statement made by or on behalf of any Warrantor, any Guarantor or any Group Member in the Securities Purchase Agreement or any other Basic Document, or in any certificate or other document delivered pursuant thereto, is incorrect, misleading or false in any material respect;

(d)	any liquidation, dissolution or winding up of the Issuer or a Liquidation Event occurs;

(e)

the Issuer, the Company, Bidco or TLC defaults in making, or become unable to make, any payment of indebtedness (including any other note issued pursuant to the  Securities Purchase Agreement) on the scheduled or original due date thereof and commences negotiation with one or more creditors so as to enter into any settlement arrangement or to make any distribution to such creditors;

(f)

one or more final judgments or decrees shall have been entered into against any Warrantor, any Guarantor or any Group Member involving a liability in excess of US$5,000,000 (to the extent not paid by its due date or fully covered by insurance);

(g)

any material obligation of any Warrantor, any Guarantor or any Group Member under any of the Securities Holders’ Agreement and other Basic Documents becomes illegal, invalid, non-binding or unenforceable, or any Warrantor, any Guarantor or any Group Member takes any action to challenge the legality, validity and enforceability of any such obligation;

(h)

TLC fails to file  a  validated (meaning the FDA does not issue  a Refusal to File letter) New Drug Application in respect of TLC599 to the U.S. Food and Drug Administration (“FDA”) by September 30, 2022 unless TLC enters into a binding licensing agreement by September 30, 2022 on the right to commercialize TLC599 with upfront and milestone payments in aggregate of US$500 million or more to TLC with a validated New Drug Application filed to the FDA by the later of (x) September 30, 2022 or (y) six (6) months after signing of the binding licensing agreement;

(i)	the Company fails to complete a Qualified IPO by December 31, 2024 or such a later date approved by the Holder;

(j)	there is a Material Adverse Effect since the Original Note Issuance Date; or

(k)

any of the Management Parties and Major Shareholders is found guilty of fraud, embezzlement, insider trading or similar act or violation of moral turpitude in a final criminal conviction (other than minor traffic violations or similar offenses).

5.2	Notice by the Issuer. Upon the occurrence of an Event of Default, the Issuer shall give the Holder prompt notice of the occurrence of such Event of Default.

5.3

Consequence of Event of Default. Upon the occurrence of an Event of Default, the Holder may, by notice in writing to the Issuer pursuant to Section 2.2, require the Issuer to redeem this Note in whole or in part.

SECTION 6

REGISTRATION, TRANSFER AND TERMINATION OF NOTE

6.1

Register. The Issuer shall keep a register in which the Issuer shall provide for any registration and transfer of this Note, in which the Issuer shall record the name and address of the Holder and the name and address of each subsequent Holder and prior owner of this Note. The Holder shall notify the Issuer of any change of name or address and promptly after receiving such notification the Issuer shall record such information in such register.

6.2

Transfer. This Note and all rights hereunder (or a portion thereof) may be transferred by the Holder at any time to any Affiliate of the Holder or to any other Person other than any Mainland Chinese Investor. Any transfer by the Holder to any Person other than its Affiliate shall be subject to the right of first refusal of the Major Shareholders based on the same terms and procedures as the right of first refusal of the holders of Preferred Shares set out in Section 2 of the Securities Holders Agreement, to the extent applicable. The Issuer shall complete any transfer of this Note within five (5) Business Days at the request of the Holder.  A transfer of this Note may be effected by a surrender hereof to the Issuer and the issuance by the Issuer of a new Note or Notes in replacement thereof, which shall be registered by the Issuer in accordance with Section 6.1 hereof once an executed copy of the replacement note has been executed by the transferee.

6.3

Termination of Rights. All rights under this Note shall terminate when (a) the entire principal amount of this Note and any other amounts payable in relation to this Note have been paid and received pursuant to Section 2 above; and/or (b) all remaining outstanding principal amount of the Note and any other amounts payable in relation to this Note are exchanged pursuant to Section 3.1 or Section 3.2 in full; provided that nothing in this Section 6.3 shall be deemed to release any Party from any liability for any breach hereof prior to the effective date of such termination.

SECTION 7

DEFINITIONS

7.1

Definitions. Unless otherwise defined below, capitalized terms used in this Note shall have the same meaning ascribed to them in the Securities Purchase Agreement or the Securities Holders’ Agreement, as applicable:

“Basic Documents” means this Note, the Share Swap Agreement, the Irrevocable Undertakings, the Rollover Agreements, the Securities Purchase Agreement, the Securities Holders’ Agreement, the Restated Articles, the Loan Agreements and the Security Documents.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Taiwan or Hong Kong are required or authorized by law or executive order to be closed..

“Company” means TLC BioSciences Corp., an exempted company organized under the laws of Cayman Islands whose registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

“Change of Control Event” has the meaning ascribed to it in the Securities Holders’ Agreement.

“Control” of a Person means (i) ownership of more than fifty percent (50%) of the shares in issue or other equity interests of such Person or (ii) the power to direct the management or policies of a Person, whether through the ownership of more than fifty percent (50%) of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien (other than lien created by operation of law), hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic  or financial effect similar to the  granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, option, right of first offer or refusal or transfer restriction in favor of any Person and (iv) any adverse claim as to title, possession or use.

“Equity Securities” has the meaning ascribed to it in the Securities Holders’ Agreement.

“Exchange Shares”, with respect to any Exchange with respect to all or any portion of the principal amount of this Note, means the Preferred Shares issued upon such Exchange.

“Group” means, collectively, the Company, Bidco and TLC and their respective Subsidiaries, and “Group Member” means any of them.

“Hong Kong” or “HKSAR” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Internal Rate of Return” means, in respect of all or any portion of the principal amount of this Note, the annual rate based on a 365-day period used to discount each cash flow in respect of such principal amount of the Note (such cash flow to include the original purchase consideration paid for such principal amount of the Note as negative cash flow, and all interests, dividends and other distributions received on, and cash received from redemption of, such principal amount of the Note as positive cash flow) to the Original Note Issuance Date such that the present value of the aggregate cash flow equals zero. In connection with any payment required under this Note, the Internal Rate of Return will be calculated with reference to the period from the Original Note Issuance Date to the Redemption Price Payment Date, provided that such period shall be from the Original Note Issuance Date to the Option Redemption Trigger Date when calculating any Additional Special Redemption Price.

“Liquidation Event” has the meaning ascribed to it in the Securities Holders’ Agreement.

“Mainland Chinese Investor” means an Investor subject to the regulations under the Measures Governing Investment Permit to the People of Mainland Area(大陸地區人民來台投資許可辦法).

“Major Shareholder” has the meaning ascribed to it in the Securities Holders’ Agreement.

“Management Party” has the meaning ascribed to it in the Securities Holders’ Agreement.

“Material Adverse Effect” has the same meaning as stipulated in the Securities Purchase Agreement.

“Ordinary Shares” means ordinary shares in the share capital of the Company, par value of US$0.0001 each.

“Original Note Issuance Date” means [•], the original date of issuance of the Note.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Preferred Share Equivalent” means any security or obligation which is by its terms exchangeable or exercisable for Preferred Shares and any option, warrant or other subscription or purchase right with respect to Preferred Shares.

“Qualified IPO” means a firm underwritten public offering of shares of the Company on internationally recognized stock exchange approved by the Board that implies a pre-money valuation of the Group Members (based on the price per share offered to the public in such offering) of at least (x) US$800,000,000, if such offering is completed on   or   prior   to December 31, 2022, (y) US$1,000,000,000, if such offering is completed after December 31, 2022 but on or prior to December 31, 2024, or (z) such higher amount as may be approved by the Board (including the approval of the PAG Director), if such offering is completed after December 31, 2024.

“Securities Holders’ Agreement” means the Securities Holders’ Agreement of Company entered into by the Issuer, the Company, the Major Shareholders, the Management Parties, the Holder and certain other parties thereto on the date hereof.

“Singapore” means the Republic of Singapore.

“Subsidiary”, with respect to any given Person, any  other Person that is Controlled directly or indirectly by such given Person.

“TLC” means Taiwan Liposome Company, Ltd, a company incorporated under Taiwan law, which is, as of the date hereof, listed on the NASDAQ Global Select Stock

Market and the Taipei Exchange.

Term	Section
ACT	Preamble
Additional Special Redemption Price	2.2(b)
Automatic Exchange	3.1
Event of Default	5.1
Exchange	3.2
Exchange Notice	3.3(a)
FDA	5.1(h)
fully-diluted basis	3.2
Holder	Preamble
Incompletion Redemption Price	2.2(a)
Initial Special Redemption Price	2.2(b)
Interest	1.1(a)
Issuer	Preamble
Maturity Date	2.1(b)
Maturity Redemption Price	2.1(a)
New Issue Price	3.6
Note	Preamble
Optional Exchange	3.2
Optional Redemption Trigger Date	2.2(b)
Preferred Shares	3.1
Redemption Notice	2.3(a)
Redemption Price	2.2(c)
Redemption Price Payment Date	2.3(b)
Securities Purchase Agreement	Preamble
SIAC	8.2
SIAC Rules	8.2
Special Redemption Price	2.2(b)
Total Principal Amount	Preamble
Transaction	3.7

7.2	Headings. Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

SECTION 8

GOVERNING LAW; ARBITRATION

8.1	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

8.2

Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with Section 8.1 above, such dispute, including the validity, invalidity, breach or termination of this Agreement, shall be referred to and finally settled by arbitration administered by the Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of the SIAC (the “SIAC Rules”) then in effect, which rules are deemed to be incorporated by reference into this section. The seat of the arbitration shall be Singapore. There shall be three (3) arbitrators. The Holder shall select one (1) arbitrator. The Issuer and any other party to such a dispute shall jointly select one (1) arbitrator. The SIAC shall select the third arbitrator. The language of the arbitration shall be English. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties (including any decision on their fees) and their fees shall be borne and paid by the parties in such proportions as the arbitrators shall determine.

SECTION 9

MISCELLANEOUS

9.1	Notices. Any notice or communication provided for by this Note shall be in writing and shall be delivered in accordance with Section 10 of the Securities Purchase Agreement.

9.2

Payment. All payments required to be paid by the Issuer under this Note to the Holder shall be paid by wire transfer in United States Dollars in immediately available funds to a bank account notified by the Holder to the Issuer.

9.3

Waiver. The Issuer waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note. The Issuer agrees that no omission or delay by the Holder in exercising any right under this Note shall operate as a waiver, and the single or partial exercise of any such right or rights shall not preclude any other further exercise of such right or rights.

9.4

Amendment. This Note may not be amended or modified except by a written agreement executed by the Issuer and the Holder, and, if such amendment or modification negatively impacts the rights and privileges of a Holder in a manner different from all other Holders of the Note, such affected Holder.

9.5	Language. This Note is drawn up in the English language. If this Note is translated into any language other than English, the English language text shall prevail.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officer or director thereunto duly authorized, on the date first above written.

TLC Biosciences Corp.

By:	/s/ George Yeh
Name:	George Yeh
Title:	Director

Teal Sea Holding Corp.

By:	/s/ George Yeh
Name:	George Yeh
Title:	Director

AGREED AND ACCEPTED:

PAG Growth Lynx Holding (BVI) Limited

By:	/s/ Timothy Yuen Cheng Zee
Name:	Timothy Yuen Cheng Zee
Title:	Director

SIGNATURE PAGE TO EXCHANGEABLE NOTE

APPENDIX A

FORM OF REDEMPTION NOTICE

[date]

To:     Teal Sea Holding Corp. (the “Issuer”)

PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Re:   Redemption Notice in relation to the Exchangeable Note No.   of the Issuer (the “Note”), dated as of, 2021 with an aggregate outstanding principal amount of US$[•].

Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Note.

Dear Sirs:

We, the Holder of the Note, hereby deliver this Redemption Notice pursuant to Section 2.3(a) of the Note and hereby notify the Issuer of the exercise of the redemption right set forth in Section [2.2(a) / 2.2(b) / 2.2(c)] of the Note to redeem [all of the outstanding principal amount of the Note] [such principal amount of the Note equal to US$ []] [together with accrued and unpaid interest thereon] at a redemption price calculated pursuant to Section 2.2(a) / 2.2(b) / 2.2(c) (the “Redemption Price”).

Aggregate outstanding principal amount to be redeemed: US$ []

Aggregate accrued but unpaid interest with respect to the principal amount to be redeemed: US$ []

Total Redemption Price: US$ []

Please kindly transfer to us the Redemption Price in accordance with the provisions of Section 2.3(b) of the Note.

Very truly yours, [Names of the Holder]

By:
Name:
Title:

Appendix A

APPENDIX B

FORM OF EXCHANGE NOTICE

[date]

To:	Teal Sea Holding Corp. (the “Issuer”)

TLC BioSciences Corp. (the “Company”)

Re: Exchange Notice in relation to the Exchangeable Note of the Issuer (the “Note”), dated as of                  , 2021 with an aggregate outstanding principal amount of US$[•].

Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Note.

Dear Sirs:

We, holder of Note, hereby deliver this Exchange Notice pursuant to Section 3.3(a) of the Note and hereby notify the Issuer and the Company of the exercise of the exchange right set forth in Section 3.2 of the Note to exchange [all of the outstanding principal amount of the Note] [a portion of the principal amount of the Note equal to US$[•]].

Aggregate outstanding principal amount: US$[•]

Aggregate outstanding principal amount to be exchanged: US$[•] Number of Exchange Shares: [•].

Please kindly issue to the person(s) designated below such number of Exchange Shares in accordance with this Exchange Notice and with the provisions of Section 3.3(b) of the Note to the following entity(ies):

(1)	Name: [	]
	Address: [	]
Number of Exchange Shares to be issued: [•]

(2)	[Repeat as necessary]

Very truly yours,

[]

By:
Name:
Title:

Appendix B

801345879.2